Exhibit 23.1
Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sanmina Corporation of our report dated November 10, 2022, except for the effects of the restatement discussed in Note 2 to the consolidated financial statements and the matter discussed in the fifth paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is May 19, 2023 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Sanmina Corporation’s Annual Report on Form 10-K for the year ended October 1, 2022.

/s/ PricewaterhouseCoopers LLP
San Jose, California
August 2, 2023